Exhibit 5.1

June 30, 2004

Inverness Medical Innovations, Inc.

and the Subsidiary Guarantors listed on Schedule I hereto

c/o Inverness Medical Innovations, Inc.

51 Sawyer Road, Suite 200 Waltham, MA 02453

Re:     Inverness Medical Innovations, Inc. 8¾% Senior Subordinated Notes due 2012

Ladies and Gentlemen:

This opinion is delivered in our capacity as counsel to Inverness Medical Innovations, Inc., a Delaware corporation (“Inverness”), and the subsidiaries of Inverness listed on Schedule I hereto (the “Subsidiary Guarantors” and together with Inverness, the “Companies”) in connection with the Companies’ registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Inverness to exchange up to $150 million aggregate principal amount of its 8¾% Senior Subordinated Notes due 2012 (the “New Notes”) for its existing 8¾% Senior Subordinated Notes due 2012 (the “Old Notes”). The Old Notes are, and the New Notes will be, guaranteed (the “Guarantees”) by the Subsidiary Guarantors. The New Notes are proposed to be issued in accordance with the provisions of the Indenture dated as of February 10, 2004 (the “Indenture”) by and among Inverness, the Subsidiary Guarantors and U.S. Bank Trust National Association, as Trustee as contemplated by the Registration Rights Agreement dated as of February 10, 2004 (the “Registration Rights Agreement”) by and among Inverness, the Subsidiary Guarantors, UBS Warburg LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation of Inverness, as amended to the date hereof, and on file with the Secretary of State of the State of Delaware, (ii) the charter documents of each Subsidiary Guarantor, as amended to the date hereof, and on file with the Secretary of State of the State in which such Subsidiary Guarantors were incorporated or formed, (iii) the Amended and Restated Bylaws of Inverness, as amended to the date hereof, (iv) the bylaws or limited liability company agreement (as applicable) of each Subsidiary Guarantor, as amended to the date hereof, (v) the Registration Statement, including the form of prospectus included therein and the documents incorporated by reference therein, (vi) the Indenture, (vii) the Registration Rights Agreement, (viii) the Form T-1 of the Trustee filed as an exhibit to the Registration Statement, (ix) the form of the New Notes, (x) such records of corporate or limited liability company proceedings of the Companies as we have deemed material and (xi) such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion.

In rendering the opinions expressed below, we express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America, the laws of the State of New York and the Commonwealth of Massachusetts and the General Corporation Law of the State of Delaware (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution) and also express no opinion with respect to the blue sky securities laws of any states including the State of New York, the Commonwealth of Massachusetts and the State of Delaware. To the extent that any other laws govern any of the matters as to which we express an opinion herein, we have assumed, without independent investigation, that the laws of such jurisdiction are identical to those of the laws of the Commonwealth of Massachusetts, and we express no opinion as to whether such assumption is reasonable or correct.

Inverness Medical Innovations, Inc.

Subsidiary Guarantors listed on Schedule I hereto

June 30, 2004

Also, for purposes of our opinions rendered below, and without limiting any other comments and qualifications set forth herein, insofar as they relate to the enforceability against the Subsidiary Guarantors, we have assumed that each Subsidiary Guarantor has received reasonably equivalent value and fair consideration in exchange for its obligations therein or undertakings in connection therewith, and that prior to and after consummation of the transactions contemplated by the Indenture and Guarantees to which they are party, each Subsidiary Guarantor is not insolvent, rendered insolvent or left with unreasonably small capital within the meaning of applicable laws.

For purposes of our examination, we have assumed and have not independently verified the legal capacity of all natural persons, the genuineness of all signatures, the conformity to originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of such copies. As to facts material to our opinion, we have relied upon certificates, documents, statements and other information of the Companies or respective representatives or officers thereof. We have also assumed that prior to the delivery of any New Notes, the Registration Statement will have been declared effective.

Based on and subject to the foregoing, we are of the opinion that:

1.	When the New Notes (in the form examined by us) have been duly executed by Inverness, authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered upon consummation of the Exchange Offer (as defined in the Registration Statement) against receipt of Old Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Registration Right Agreement, the Registration Statement and the Indenture, the New Notes will constitute a valid and binding obligation of Inverness, enforceable against Inverness in accordance with their terms, except as may be limited by (i) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, moratorium, fraudulent transfer or conveyance or other similar laws now or hereafter in effect affecting creditors’ rights generally and (ii) general principles of equity including without limitation reasonableness, materiality, good faith and fair dealing (regardless of whether considered in a proceeding of law or in equity).

2.	When the Guarantees (in the form examined by us) have been duly executed by the Subsidiary Guarantors and issued and delivered upon consummation of the Exchange Offer in accordance with the terms of the Exchange Offer, the Registration Rights Agreement, the Registration Statement and the Indenture, the Guarantees will constitute valid and binding obligations of the Subsidiary Guarantors, enforceable against the Subsidiary Guarantors in accordance with their terms, except as may be limited by (i) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, moratorium, fraudulent transfer or conveyance or other similar laws now or hereafter in effect affecting creditors’ rights generally and (ii) general principles of equity including without limitation reasonableness, materiality, good faith and fair dealing (regardless of whether considered in a proceeding of law or in equity).

This opinion is based upon currently existing statutes, rules and regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.

This opinion shall be issued in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association Business Law Section as published in 57 Business Lawyer 875 (February 2002).

Inverness Medical Innovations, Inc.

Subsidiary Guarantors listed on Schedule I hereto

June 30, 2004

We hereby consent to being named as counsel to the Companies in the Registration Statement, to the references therein to our firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/S/    GOODWIN PROCTER LLP

Goodwin Procter LLP

Schedule I

Subsidiaries of Inverness that are Subsidiary Guarantors of

the 8¾% Senior Subordinated Notes due 2012

Advantage Diagnostics Corporation
Applied Biotech, Inc.
Forefront Diagnostics, Inc.
Innovations Research, LLC
Inverness Medical, Inc.
Inverness Medical International Holding Corp.
Inverness Medical International Holding Corp. II
Morpheus Acquisition Corp.
Ostex International, Inc.
Selfcare Technology, Inc.
Unipath Diagnostics, Inc.
Unipath Online, Inc.
Wampole Laboratories, LLC